Exhibit 99.1

          4th Quarter Earnings Up 48% at Annapolis Bancorp;
Full Year Earnings Exceed $2 Million for First Time in Company History

    ANNAPOLIS, Md.--(BUSINESS WIRE)--Feb. 3, 2005--Annapolis Bancorp, Inc. (NASDAQ:ANNB) closed out 2004 in record fashion, posting results that made the 4th quarter the most profitable in its history with earnings of $755,000 ($0.19 per basic share and $0.18 per diluted share).
    Net income for the three months ended December 31, 2004 increased by 48.0% over the same period in 2003 when the parent company of BankAnnapolis reported net income of $510,000 ($0.13 per basic share and $0.12 per diluted share).
    Net income for 2004 totaled $2,173,000 ($0.54 per basic share and $0.52 per diluted share), up 29.8% from net income of $1,674,000 ($0.42 per basic share and $0.41 per diluted share) for the year ended December 31, 2003.
    "Continued strong growth in loans and deposits enabled us to reach a certain critical mass in 2004," said Richard M. Lerner, Chairman and CEO of Annapolis Bancorp and BankAnnapolis. "This resulted in improved efficiency and profitability, and created what we believe are favorable conditions for continued momentum in 2005."
    Lerner pointed to notable improvement in certain key metrics as evidence of the Company's progress in 2004: return on average assets rose to 0.84% from 0.75% in the prior year, return on average equity climbed to 12.48% from 10.59%, and the efficiency ratio improved to 68.2% from 73.9% in 2003. "All of these important and closely watched ratios reflect a year of substantial advancement," Lerner said.
    Total assets grew to $284.2 million at year-end 2004, a 22.9% increase over total assets of $231.3 million at year-end 2003. Average interest-earning assets in 2004 were $240.5 million compared to $205.3 million in 2003, a 17.1% increase. As a result, total interest income improved by $1,783,000 or 15.5% despite a slightly lower overall yield on earning assets (5.51% in 2004 vs. 5.59% in 2003).
    The increase in interest-earning assets resulted from another year of strong growth in both the loan and investment portfolios. Total gross loans increased by 21.0% to $204.1 million from $168.7 million at year-end 2003. Real estate loans grew by $25.7 million (30.9%) and construction loans by $7.2 million (29.0%), as favorable interest rates and a thriving local real estate market generated substantial demand for portfolio mortgage products. The bank also added $16.4 million to its portfolio of investment securities in 2004, a 43.2% increase over year-end 2003 levels.
    The Company's cost of interest-bearing liabilities dropped to 1.80% in 2004 from 1.92% in 2003. Even so, total interest expense for the year increased by $273,000 or 8.1% as average interest-bearing liabilities grew by $26.7 million (15.3%) from 2003.
    The increase in interest-bearing liabilities in 2004 came from deposit growth and $15.0 million in new borrowings from the Federal Home Loan Bank of Atlanta. Total deposits improved to $226.8 million at year-end compared to $190.6 million at December 31, 2003, a 19.0% increase. The bulk of the deposit growth came in certificates of deposits (up $18.4 million or 27.7%), money market accounts (up $11.3 million or 36.0%), and noninterest-bearing demand deposits (up $6.1 million or 18.3%).
    Net interest income improved by $1,510,000 or 18.6% in 2004, aided by expansion in the net interest margin to 4.00% from 3.95% in 2003. Given the interest rate sensitivity of the Company's asset base, further increases by the Federal Reserve in its target federal funds rate should continue to positively impact the Company's net interest margin in 2005.
    The end of the mortgage refinancing boom caused total noninterest income to decline by $59,000 or 2.8% in 2004. Fees earned on brokered mortgage loans fell to $239,000 from $448,000 in 2003, a 46.7% drop. Partially offsetting this deficit were increases in transaction-based service charges, fees earned from VISA check cards, and income from bank-owned life insurance.
    Noninterest expense in 2004 rose by $413,000 or 5.5% compared to the prior year. Compensation expense increased by $369,000 (8.8%) as a result of annual merit increases and higher benefit costs. Data processing expense also continued to rise in correlation with higher transactional volume.
    At year-end 2004, total stockholders' equity amounted to $18.7 million, up 14.0% from $16.4 million at December 31, 2003. Book value per basic share at December 31, 2004 was $4.61.
    After net charge offs of $94,000 and a $294,000 provision for credit losses in 2004, the allowance for credit losses at December 31, 2004 stood at $1,832,000 (0.90% of total gross loans) and provided greater than 3:1 coverage of nonperforming assets of $599,000 (0.29% of total gross loans).
    The per share financial information contained in this release gives effect to a 4-for-3 stock split declared by the Annapolis Bancorp Board of Directors on October 19, 2004 and paid on December 3, 2004.
    BankAnnapolis serves the banking needs of small businesses, professional concerns, and individuals through six community banking offices located in Anne Arundel and Queen Anne's Counties in Maryland. The bank's headquarters building and main branch are located at 1000 Bestgate Road, directly across from the Annapolis Mall.

    Certain statements contained in this release, including without limitation, statements containing the words "believes," "plans," "expects," "anticipates," "should," and words of similar import relating to future results of the Company, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.



           Annapolis Bancorp, Inc. and Subsidiaries
                  Consolidated Balance Sheets
         as of December 31, 2004 and December 31, 2003
                            ($000)


                                            (Unaudited)    (Audited)
                                            December 31,  December 31,
                                               2004          2003
                                            ------------  ------------
Assets
   Cash and due                             $     7,455   $     6,033
   Federal funds sold                             7,213         8,014
   Investments                                   54,440        37,969
   Loans, net of allowance                      202,296       167,123
   Acc int rec                                    1,061           869
   Def inc taxes                                    594           477
   Premises and equip                             6,998         6,936
   Investment in BOLI                             3,510         3,356
   Other assets                                     621           561
                                            ------------  ------------
      Total Assets                          $   284,188   $   231,338
                                            ============  ============

Liabilities and Stockholders' Equity
   Deposits
   Noninterest bearing                      $    39,473   $    33,385
   Interest bearing                             187,361       157,192
                                            ------------  ------------
      Total deposits                            226,834       190,577
   Sec under agree to repurchase                  7,901         8,745
   Other borrowed funds                          25,000        10,000
   Junior subordinated debentures                 5,000         5,000
   Acc int & acc exp                                791           568
                                            ------------  ------------
      Total Liabilities                         265,526       214,890

Stockholders' Equity
   Common stock                                      41            30
   Paid in capital                               12,986        12,898
   Retained Earnings                              5,877         3,704
   Comprehensive income                            (242)         (184)
                                            ------------  ------------
      Total Equity                               18,662        16,448
                                            ------------  ------------
      Total Liabilities and Equity          $   284,188   $   231,338
                                            ============  ============


               Annapolis Bancorp, Inc. and Subsidiaries
                  Consolidated Statements of Income
 for the Three and Twelve Month Periods Ended December 31, 2004 and
                                 2003
                             (Unaudited)
                (In thousands, except per share data)


                        For the Three Months    For the Twelve Months
                         Ended December 31,      Ended December 31,
                       ----------------------- -----------------------
                          2004        2003        2004        2003
                       ----------- ----------- ----------- -----------

Interest Income
   Loans               $    3,178  $    2,541  $   11,596  $   10,051
   Investments                416         386       1,507       1,235
   Federal funds sold          91          20         157         191
                       ----------- ----------- ----------- -----------
      Total int inc         3,685       2,947      13,260      11,477

Interest expense
   Deposits                   770         611       2,629       2,557
   Sec sold under
    agree to repurch           50          41         159         188
   Borrowed funds             196         115         617         456
   Junior debentures           66          54         236         167
                       ----------- ----------- ----------- -----------
      Total int exp         1,082         821       3,641       3,368
      Net int inc           2,603       2,126       9,619       8,109

   Provision                  106          25         294          50
                       ----------- ----------- ----------- -----------

   Net int inc after
    prov                    2,497       2,101       9,325       8,059

NonInterest Income
   Service charges            332         349       1,309       1,195
   Mortgage banking            66          75         239         448
   Other fee income           115         107         477         441
                       ----------- ----------- ----------- -----------
      Total nonint inc        513         531       2,025       2,084

NonInterest Expense
   Personnel                1,089       1,032       4,586       4,217
   Occ and equip              249         238         962         984
   Data processing exp        205         211         874         836
   Other operating exp        295         343       1,524       1,496
                       ----------- ----------- ----------- -----------
      Total Nonint Exp      1,838       1,824       7,946       7,533

Income before taxes         1,172         808       3,404       2,610
Income tax expense            417         298       1,231         936
                       ----------- ----------- ----------- -----------
Net income             $      755  $      510  $    2,173  $    1,674
                       =========== =========== =========== ===========

Basic EPS              $     0.19  $     0.13  $     0.54  $     0.42
                       =========== =========== =========== ===========
Diluted EPS            $     0.18  $     0.12  $     0.52  $     0.41
                       =========== =========== =========== ===========
Book value per share   $     4.61  $     4.09  $     4.61  $     4.09
                       =========== =========== =========== ===========
Avg fully diluted
 shares                 4,153,137   4,108,114   4,139,734   4,096,183
                       =========== =========== =========== ===========

   Per share data adjusted to effect a four-for-three stock split in the form of a stock dividend paid December 3, 2004


               Annapolis Bancorp, Inc. and Subsidiaries
           Financial Ratios and Average Balance Highlights
                            (In thousands)


                        For the Three Months    For the Twelve Months
                         Ended December 31,      Ended December 31,
                       ----------------------- -----------------------
                          2004        2003        2004        2003
                       ----------- ----------- ----------- -----------
                       (Unaudited) (Unaudited) (Unaudited) (Unaudited)


Performance Ratios
 (annualized)
   Return on average
    assets                   1.06%       0.87%       0.84%       0.75%
   Return on average
    equity                  16.32%      12.47%      12.48%      10.59%
   Average equity to
    average assets           6.50%       7.03%       6.73%       7.11%
   Net interest margin       3.92%       3.97%       4.00%       3.95%
   Efficiency ratio         58.99%      68.65%      68.24%      73.90%

Other Ratios
   Allow for credit
    losses to loans          0.90%       0.97%       0.90%       0.97%
   Nonperforming to
    gross loans              0.29%       0.02%       0.29%       0.02%
   Net charge-offs to
    avg loans                0.05%       0.00%       0.05%       0.00%
   Tier 1 capital
    ratio                    11.1%       12.2%       11.1%       12.2%
   Total capital ratio       12.0%       13.1%       12.0%       13.1%

Average Balances
   Assets                 283,185     230,584     258,771     222,324
   Earning assets         264,505     212,587     240,471     205,284
   Loans, gross           201,628     160,996     189,130     155,067
   Interest Bearing
    Liabiities            222,657     181,418     201,723     175,012
   Stockholders'
    Equity                 18,418      16,218      17,406      15,800


    CONTACT: Annapolis Bancorp, Inc.
             Richard M. Lerner, 410-224-4455